PROSPECTUS SUPPLEMENT	Filed Pursuant to Rules 424(b)(3) and (c)
dated June 4, 2004 (to Prospectus	File No. (333-114108)
dated May 25, 2004)

1,134,338 Shares

CARRIER ACCESS CORPORATION

Common Stock

     This prospectus supplement supplements the prospectus dated May 25, 2004 included in a registration statement that we filed with the SEC using the “shelf” registration process. It relates to the public offering, which is not being underwritten, of 1,134,338 shares of our common stock which may be offered and sold from time to time by the selling stockholders named in the prospectus.

     The “Selling Stockholders” section of the prospectus is hereby supplemented to reflect the distribution by H&Q Paragon Investors, L.P. of 63,638 shares to its partners after the date of the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

     All but 11,230 of the shares beneficially owned by H&Q Paragon Investors, L.P. and reflected in the prospectus were distributed to the partners of H&Q Paragon Investors, L.P. on May 27, 2004. The table of selling stockholders in the prospectus is hereby amended to reflect this distribution by H&Q Paragon Investors, L.P. and supplemented to specifically include the entities and individuals who received this distribution. The following table sets forth as of May 27, 2004, the number of shares owned by H&Q Paragon Investors, L.P. and the name of each of the entities and individuals who received shares through the distribution by H&Q Paragon Investors, L.P. who were not specifically identified in the prospectus as selling stockholders, the number of shares owned by each of these selling stockholders as of the date of this prospectus, and the number of shares owned by each of these selling stockholders that may be offered for sale from time to time by this prospectus. None of these selling stockholders has had a material relationship with us within the past three years other than as described below or as a result of their ownership of the shares or other securities of Carrier Access. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.

     Except as set forth in this prospectus supplement with respect to H&Q Paragon Investors, L.P. and the distribution to its partners, there is no change to the section entitled “Selling Stockholders” in the prospectus. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

	Shares
	Beneficially Owned(1)
			Number of Shares
			Which May Be Sold
			Pursuant to This
Name of Selling Stockholder	Number	Percentage(2)	Prospectus (3)(4)
H&Q Paragon Investors, L.P.	11,230	*	0
Bruce B. Allen, as trustee of the Bruce and Janet Allen Joint Revocable Trust dtd July 31, 2003	1,313	*	1,313
Andreessen 1996 Charitable Remainder Trust DTD 2/1/96, Marc Andreesen trustee	196	*	196
Jacqueline Berterretche	131	*	131
Claire Bienen	56	*	56
Henry & Leigh Bienen	333	*	333
Laura Bienen	56	*	56
Leslie Bienen	56	*	56
Susan Boehnlein	53	*	53
LP Boissiere, Jr. & NF Locker Capital	292	*	292
Case Children’s 1991 IR TR, dtd 4/19/91, Lionel Boissiere TTEE	498	*	498
Alan R. Brudos	182	*	182
Jupiter Partners	1,312	*	1,312
Stewart & Jacqueline Carrell as Community Property	820	*	820

	Shares
	Beneficially Owned(1)
			Number of Shares
			Which May Be Sold
			Pursuant to This
Name of Selling Stockholder	Number	Percentage(2)	Prospectus (3)(4)
Steven P. Carroll and Jessica L. Carroll 1998 TR 6/5/98, Steven P. Carroll ttee	148	*	148
Roberta & Michael Cleary	45	*	45
Norman D. Colbert	498	*	498
Willowbrook Investments, L.P.	5,047	*	5,047
Christopher A. Copps	291	*	291
Bruce E. Crocker	498	*	498
J. Dennis Delafield	291	*	291
John Dennis Delafield, Jr.	148	*	148
Thomas O. Dodge	149	*	149
Michael F. Doyle	86	*	86
William D. Easterbrook & Marlies K. Easterbrook JTWROS	656	*	656
Charles Cole & Lisa Novick Eckhardt	246	*	246
Stephen M. Fitzgibbons	55	*	55
Quock Q. Fong	214	*	214
Gregory M. Gallo	344	*	344
University of California, Berkeley Foundation	148	*	148
Roger Gershman	291	*	291
The Golden/Wilner Living Trust UAD 4/13/95, David Golden & Susan Wilner as Trustees	249	*	249
Amanda Wilner Golden Irrevocable Trust UAD 4/13/95, David Golden ttee	249	*	249
Gorlin-Rabkin Investment Group	118	*	118
Richard L. Greene	291	*	291
Martha T. Guggenhime Trust dtd 3/1/65, Richard J. Guggenhime TTEE	498	*	498
Three Oaks Properties	131	*	131
Robert H. Hambrecht	87	*	87
George A. Hirsch	329	*	329
Robert L. & Lesli A. Hobart JTWROS	272	*	272
Christopher B. Hollenbeck	291	*	291
The John and Jacqueline Hullar Family Revocable Trust, 11/99, John P. and Jacqueline C. Hullar, TTEE	291	*	291
The Inman Living Trust U/A/D 5/9/89, Grant Inman Trustee	291	*	291
Richard R. Jeffrey	329	*	329
CBK Associates, LLC	656	*	656
Roger Killion	1,149	*	1,149
James K. Kloppenburg	498	*	498
The Kulp Family Partnership, L.P.	329	*	329
UBS Financial Services Custodian for Robert William LeDoux Roth IRA	249	*	249
Robert W. & Jane M. Ledoux	55	*	55
Edgar L. Lowe Family Trust dtd 5/26/94, Edgar Lowe trustee	1,148	*	1,148

	Shares
	Beneficially Owned(1)
			Number of Shares
			Which May Be Sold
			Pursuant to This
Name of Selling Stockholder	Number	Percentage(2)	Prospectus (3)(4)
The Steven and Susan Machtinger Family Trust under Revocable Trust Agreement dated 2/4/98, as amended, Steven Machtinger trustee	214	*	214
Robert P. Mack	464	*	464
Robert P. & Patricia L. Mack	684	*	684
William E. Mayer	649	*	649
Richard F.X. McArdle	1,148	*	1,148
Newman Revocable Trust dtd 9/24/79, Merrill Newman trustee	131	*	131
Standish H. O’Grady, Sole & Separate Property	2,703	*	2,703
Gary R. Patterson Living Trust Dated 10/7/96, Gary Patterson trustee	99	*	99
Isolep Enterprises, Inc.	820	*	820
Credit Shelter Trust UAD 5/7/86 creating the William & Ethel Regan Family Trust, Stuart Pollak trustee	329	*	329
Joshua M. Rafner & Angela D. Rafner 2000 Trust u/t/a dated 2/23/2000, Joshua Rafner trustee	291	*	291
Rogers Family Trust dtd 1/21/91, Roy Rogers trustee	2,163	*	2,163
Schmidt Family Living Trust UAD 1/1/87, Eric Schmidt trustee	196	*	196
J. F. Shea Co,. Inc. as Nominee	9,403	*	9,403
Paraiso Partners	1,148	*	1,148
James L. & Mary Ellen Sullivan	498	*	498
The Timken Living Trust U/A/D 9/14/99, William R. Timken and Judith P. Timken, Trustees	5,277	*	5,277
Douglas A. van Dorsten	498	*	498
Douglas A. & Mary A. van Dorsten	291	*	291
Peter and Maryla Wallace as TTEES for the Peter and Maryla Wallace 2003 Trust	237	*	237
Wasch Family Limited Partnership	246	*	246
Michael W. Wilsey	294	*	294
Isabella Partners	1,450	*	1,450
Russell John Winter	65	*	65
Ralph & Catherine Witherell Living Trust dtd 11/14/96	246	*	246
Hambrecht & Quist California	6,120	*	6,120
Granite Ventures, LLC	1,557	*	1,557
Eugene Eidenberg Trust dtd 9/97	657	*	657
The Hambrecht 1980 Revocable Trust dtd 9/4/80, William R. Hambrecht TTEE	1,521	*	1,521
Samuel D. Kingsland	2,254	*	2,254
Gus Warren	22	*	22

*	Less than 1% of our outstanding common stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	Percentage of beneficial ownership is based on 33,672,121 shares of common stock outstanding as of March 31, 2004.

(3)	This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(4)	Excludes an aggregate of 200,183 shares of common stock beneficially owned by the selling stockholders that have been deposited in escrow pursuant to the Agreement and Plan of Merger dated as of November 13, 2003 by and among Carrier Access Corporation, Ping Acquisition Corporation, Paragon Networks International Inc. and Granite Ventures L.L.C. as Stockholder Representative, to secure the indemnification obligations of Paragon Networks International Inc. thereunder (the “Escrow Shares”). Such escrow will expire on November 25, 2004 to the extent no claims on the Escrow Shares have been made. Because no Escrow Shares will be released from escrow until the end of the period during which we have agreed to keep the Registration Statement effective, it is not anticipated that any Escrow Shares will be sold pursuant to the Registration Statement and this prospectus. However, it is anticipated that any Escrow Shares released from escrow may be tradable under Rule 144 of the Securities Act, subject to the requirements of such rule.